Exhibit 10.1

June 16, 2017

Richard Rallo
3 Byfield Place
Melville, NY 11747

Dear Richard:

We are pleased to offer you the position of Chief Accounting Officer of Alico, Inc., reporting directly to me, the Chief Financial Officer. You will be based in New York with frequent travel expected to Florida.

This employment offer is contingent upon your successful completion of a background check and pre-employment drug testing prior to your start date. The following delineates your compensation and benefits package offer:

•	Starting annual base salary of $225,000 currently paid on a weekly basis through our payroll process;

•	Discretionary Performance Bonus of 0-25% of salary ($0-56,250) based on your attainment of performance objectives which will be mutually agreed upon each fiscal year.

•	Eligible for group insurance benefits consisting of health, dental, life, vision and disability insurance based on the Company’s policies;

•	Eligible for the Alico, Inc. 401(k) Profit Sharing Plan based on the design and eligibility requirements;

•	Paid Time Off will accrue at 1.25 days per month of service (3 weeks PTO);

•	Offer contingent on start date no later than July 5, 2017 which may be adjusted by mutual consent.

While this offer is made with confidence that your employment with Alico, Inc. will be a mutually rewarding experience, either you or the Company is free to discontinue this relationship at any time for any reason. Accordingly, your employment at Alico, Inc. is employment-at-will and does not constitute an employment contract.

Rich, we are excited about having you join our accounting team. We trust that your experience will be both rewarding and challenging, and we believe that you will make significant contributions and bring much value to our Company in helping us achieve our mission.

Please confirm your acceptance of this offer by signing below and returning no later than June 23 to me at jkiernan@alicoinc.com.

Sincerely Yours,

John

John Kiernan
SVP & Chief Financial Officer

ACCEPTED BY:                                DATE

10070 Daniels Interstate Court, Suite 100 Fort Myers, FL 33913